Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Form S-8 (Nos. 333-230726, 333-89333), 333-70210, 333 114104, 333-116279, 333-162925, 333-166804, 333-172904, 333-183668, 333-183667, 333 205706, 333-205707, 333-215095 and 333-219799) of BSQUARE Corporation of our report dated February 24, 2020, relating to the consolidated financial statements of BSQUARE Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for leases) appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Moss Adams LLP

Seattle, Washington

February 24, 2020